Exhibit 4.4

[FACE OF NOTE]

Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depository Trust Company and any payment is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

Unless and until it is exchanged in whole or in part for Notes in definitive registered form, this Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

REGISTERED NO. ETN-13	$ [ ] CUSIP: [ ] ISIN: [ ]

CREDIT SUISSE AG Credit Suisse FI Large Cap Growth Enhanced Exchange Traded Notes (ETNs) Linked to the Russell 1000® Growth Index Total Return due June 13, 2019*

CREDIT SUISSE AG, a corporation organized under the laws of, and duly licensed as a bank in, Switzerland (the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), acting through its Nassau branch (the “Branch”), for value received, hereby promises to pay to Cede & Co., or registered assigns, at the office or agency of the Company in New York, New York, the Final Indicative Value of this Note (as defined on the reverse hereof) on the Maturity Date (as defined on the reverse hereof), in the coin or currency of the United States.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place. All capitalized terms used herein but not otherwise defined shall have the meaning assigned to them in the Indenture (as defined on the reverse hereof).

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been manually signed by the Trustee (as defined on the reverse hereof) under the Indenture referred to on the reverse hereof.

* Subject to extension as described on the reverse hereof.

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IN WITNESS WHEREOF, the Company, acting through the Branch, has caused this Note to be duly executed.

CREDIT SUISSE AG,
acting through its Nassau branch

By:
Name:
	Title:	Authorized Signatory

By:
Name:
	Title:	Authorized Signatory

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CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: June 13, 2014

THE BANK OF NEW YORK MELLON,
as Trustee
By:
Authorized Signatory

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[REVERSE OF NOTE]

CREDIT SUISSE AG

Credit Suisse FI Large Cap Growth Enhanced Exchange Traded Notes (ETNs)

Linked to the Russell 1000® Growth Index Total Return
due June 13, 2019

This Note is one of a duly authorized issue of debentures, notes, bonds or other evidences of indebtedness of the Company (the “Securities”), all issued or to be issued under and pursuant to a senior indenture, dated as of March 29, 2007, between the Company and The Bank of New York Mellon (the “Trustee”), to which indenture and all indentures supplemental thereto (collectively, the “Indenture”) reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company, and the registered holder (the “Holder”) of the Securities. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as provided in the Indenture.

This Note (the “Note”) is one of a series designated as the Credit Suisse FI Large Cap Growth Enhanced Exchange Traded Notes (the “ETNs”) linked to the Russell 1000® Growth Index Total Return due June 13, 2019.

This Note does not bear interest.

This Note is issuable only in registered form without coupons in minimum denominations of $1.00 and any integral multiples of $0.01 in excess thereof at the office or agency of the Company in the Borough of Manhattan, The City of New York, in the manner and subject to the limitations provided in the Indenture.

Maturity Date

The scheduled “Maturity Date” of this Note is initially June 13, 2019, but may be extended at the option of the Company for up to two additional five-year periods. The Company may only extend the scheduled Maturity Date for five years at a time. If the Company exercises its option to extend the scheduled Maturity Date, the Company will notify the Holder of this Note and the Trustee at least 45 calendar days but not more than 60 calendar days prior to the then-scheduled Maturity Date. The Company will provide such notice to the Holder of this Note and the Trustee in respect of each five-year extension of the scheduled Maturity Date that the Company chooses to effect.

If the scheduled Maturity Date is not a Business Day, the Maturity Date will be postponed to the first Business Day following the scheduled Maturity Date. If the scheduled Final Valuation Date is not a Trading Day, the Final Valuation Date will be postponed to the next following Trading Day, in which case the Maturity Date will be postponed to the third Business Day following the Final Valuation Date as so postponed. If a Market Disruption Event occurs or is continuing on any Trading Day during the Final Valuation Period, as determined by the Calculation Agent (as defined below), the Maturity Date will be postponed until the date three Business Days following the Final Valuation Date, as postponed. No interest or additional payment will accrue or be payable as a result of any postponement of the Maturity Date.

Payment at Maturity

The Holder of this Note shall receive a cash payment on the Maturity Date for each $100.00 stated principal amount of this Note not previously accelerated or redeemed equal to the Final Indicative Value (as defined below).

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The “Final Indicative Value” per $100.00 stated principal amount of this Note will be equal to the arithmetic average of the Closing Indicative Value on each of the immediately preceding five Trading Days to and including the Final Valuation Date (the “Final Valuation Period”), as calculated by the Calculation Agent.

The “Closing Indicative Value” on the Inception Date is $100.00 (the “Initial Indicative Value”). The Closing Indicative Value on any ETN Business Day after the Inception Date will be equal to (1) the Closing Indicative Value on the immediately preceding ETN Business Day plus (2) the Index Amount on the current ETN Business Day minus (3) the Investor Fee on such ETN Business Day minus (4) the Exposure Fee on such ETN Business Day minus (5) the Rebalance Fee on such ETN Business Day, if applicable; provided that if the Intraday Indicative Value of the ETNs is equal to or less than zero at any time or the Closing Indicative Value is equal to zero on any Trading Day, the Closing Indicative Value on that day, and all future days, will be zero. The Closing Indicative Value will never be less than zero.

If the ETNs undergo a split or reverse split, the Closing Indicative Value, Rebalanced Indicative Value and Intraday Indicative Value will be adjusted accordingly by the Calculation Agent, and subsequent calculations under this Note shall be made by reference to the principal amount corresponding to the adjusted Closing Indicative Value, Rebalanced Indicative Value and Intraday Indicative Value. Upon such adjustment, notice thereof shall be given to the Trustee.

“Inception Date” means June 10, 2014.

The “Intraday Indicative Value” per $100.00 stated principal amount of this Note will be calculated and published every 15 seconds on each ETN Business Day during normal trading hours under the Bloomberg ticker symbol “FLGE.IV” so long as no Market Disruption Event has occurred or is continuing and will be disseminated over the consolidated tape, or other major market vendor. If the Intraday Indicative Value of the ETNs is equal to or less than zero at any time or the Closing Indicative Value is equal to zero on any Trading Day, the Closing Indicative Value on that day, and all future days, will be zero.

“Index” means the Russell 1000® Growth Index Total Return (Bloomberg ticker symbol “RU10GRTR <Index>” (or any successor thereto)). The intraday level and the official Closing Level of the Index are expected to be reported by the Index Sponsor on Bloomberg page “RU10GRTR <Index>”. At any time on any Trading Day that the intraday level of the Index is not reported by the Index Sponsor on Bloomberg page “RU10GRTR <Index>”, the intraday level of the Index will be determined by the Calculation Agent to be (a) the Closing Level of the Index on the immediately preceding ETN Business Day times (b) the level of the Price Return Index at that time divided by (c) the closing level of the Price Return Index on the immediately preceding ETN Business Day.

“Price Return Index” means the Russell 1000® Growth Index (Bloomberg ticker symbol “RLG <Index>” (or any successor thereto)).

The “Index Amount” on the Inception Date is 0. On any ETN Business Day after the Inception Date, the Index Amount will be equal to the product of (1) the Index Units as of the immediately preceding ETN Business Day times (2) the difference between (a) the Closing Level of the Index on the current ETN Business Day minus (b) the Closing Level of the Index on the immediately preceding ETN Business Day.

The “Index Units,” on any ETN Business Day from and including the Inception Date to but excluding the first Rebalance Date, will be equal to the product of (1) the Leverage Factor times (2) the Initial Indicative Value divided by (3) the Initial Index Level. The Index Units will be adjusted upon the occurrence of a Rebalance Event. From and including each Rebalance Date, the Index Units will equal (1) the Leverage Factor times (2) the Closing Indicative Value on the most recent Rebalance Trigger Date for which the corresponding Rebalance Date falls on or before the current ETN Business Day divided by (3) the Closing Level of the Index on such Rebalance Trigger Date.

The “Initial Index Level” is .

The “Leverage Factor” is 2.0.

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The “Investor Fee,” on any ETN Business Day following the Inception Date, will be equal to the product of (1) the Closing Indicative Value as of the previous ETN Business Day times (2) 0.85% times (3) the Day Count Fraction.

The “Exposure Fee,” on any ETN Business Day following the Inception Date, will be equal to the product of (1) (a) the Index Units as of the previous ETN Business Day times (b) 0.5 times (2) the Financing Rate as of the most recent Quarterly Reference Date prior to the current ETN Business Day times (3) the Closing Level of the Index as of the most recent Quarterly Reference Date prior to the current ETN Business Day times (4) the Day Count Fraction.

The “Financing Rate,” on any LIBOR Business Day, will be equal to the Reference Rate applicable on the immediately preceding Quarterly Reference Date, plus a spread of 0.44% (44 basis points).

The “Day Count Fraction,” on any ETN Business Day, will be equal to the quotient of (1) the number of calendar days from and including the previous ETN Business Day to but excluding the current ETN Business Day divided by (2) 360.

The first “Quarterly Reference Date” will be the Inception Date. Following the Inception Date, the “Quarterly Reference Date” will be on each January 1st, April 1st, July 1st and October 1st, beginning on October 1, 2014, or if such date is not a LIBOR Business Day and an Index Business Day, the next succeeding day that is both a LIBOR Business Day and an Index Business Day.

The “Reference Rate” will be equal to the 3-month USD LIBOR, which is the London Interbank Offered Rate for three month deposits in U.S. dollars, which is displayed on Reuters page LIBOR01 (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks, as determined by the Calculation Agent), as of 11:00 a.m., London time, on the relevant Quarterly Reference Date.

The “Closing Level” of the Index on any ETN Business Day will be the closing level published on Bloomberg under the ticker symbol “RU10GRTR<Index>” or any successor page on Bloomberg or any successor service, as applicable, as determined by the Calculation Agent; provided that if such day is not an Index Business Day, the Closing Level of the Index will be deemed to be the Closing Level as of the immediately preceding Index Business Day, as determined by the Calculation Agent; provided further that in the event a Market Disruption Event exists on a Valuation Date, the Calculation Agent will determine the Closing Level of the Index, as set forth under the definition of “Market Disruption Events” herein.

A “Business Day” is any Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London, England generally are authorized or obligated by law, regulation or executive order to close.

A “Trading Day” is a day which is (i) an Index Business Day, (ii) an ETN Business Day and (iii) an Index Component Business Day for each of the Index Components.

An “Index Business Day” is any day on which the level of the Index is calculated and published.

An “Index Component Business Day,” with respect to any Index Component, is a day on which trading is generally conducted on the primary securities exchange on which such Index Component is traded and any exchange on which equity securities or options contracts relating to such Index Component are traded.

An “ETN Business Day” is a day on which trading is generally conducted on the New York Stock Exchange, NYSE Arca and Nasdaq.

A “LIBOR Business Day” is any trading day other than a day on which banking institutions in the city of London, England are authorized or obligated by law or executive order to be closed.

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The “Calculation Agent” means Credit Suisse International (“CSI”) or any successor calculation agent appointed by the Company.

Rebalance Event

A Rebalance Event shall occur (1) quarterly, on each Quarterly Rebalance Calculation Date, and (2) if the Closing Indicative Value on any Trading Day is equal to or less than 60% of the then current Rebalanced Indicative Value (each such day, a “Deleveraging Calculation Date” and, together with any Quarterly Rebalance Calculation Date, a “Rebalance Trigger Date”). The Trading Day following each Rebalance Trigger Date will be a “Rebalance Date,” subject to postponement in the event of a Market Disruption Event, and the Calculation Agent will make adjustments to the Index Amount and Exposure Fee and other relevant terms of the ETNs.

On any ETN Business Day that is a Rebalance Date, the “Rebalance Fee” per ETN will be equal to the product of (1) the Rebalance Rate times (2) the Closing Level of the Index on such Rebalance Date times (3) the absolute value of the difference between (a) the Index Units on the Trading Day immediately preceding the relevant Rebalance Date minus (b) the Index Units on such Rebalance Date. On any ETN Business Day that is not a Rebalance Date, the Rebalance Fee will equal zero.

The “Rebalance Rate” on any Rebalance Date following a Deleveraging Calculation Date, will equal 0.05%. The Rebalance Rate will equal 0.02% on any other Rebalance Date.

Following the Inception Date, a “Quarterly Rebalance Calculation Date” will occur on the Trading Day immediately preceding each Quarterly Reference Date.

The “Initial Indicative Value” is $100.00, which represents the initial theoretical leveraged investment in the Index. The initial “Rebalanced Indicative Value” will be the Initial Indicative Value; thereafter, the Rebalanced Indicative Value will be the Closing Indicative Value on the Rebalance Trigger Date immediately preceding the relevant Rebalance Date.

Redemption at the Option of the Holder

A Holder of an interest in this Note may elect to offer all or a portion of this Note for redemption by the Company on any Business Day beginning on June 10, 2014 through June 3, 2019 (or, if the Maturity Date is extended as described above, five scheduled Trading Days prior to the scheduled Final Valuation Date, as extended), of at least 10,000 ETNs (the “Minimum Redemption Amount”) by following the procedures set forth below:

•	Cause its broker or other person with whom the Holder holds this Note to deliver a notice of redemption, in substantially the form of Annex A (the “Redemption Notice”), to the Company via email or other electronic delivery as requested by the Company. If the Redemption Notice is delivered prior to 4:00 p.m., New York City time, on any Business Day, the immediately following Trading Day shall be the applicable “Early Redemption Valuation Date.” Otherwise, the second following Trading Day shall be the applicable Early Redemption Valuation Date. If the Company receives the Redemption Notice no later than 4:00 p.m., New York City time, on any Business Day, the Company will respond by sending the broker an acknowledgment of the Redemption Notice accepting the redemption request by 7:30 p.m., New York City time, on the Business Day prior to the applicable Early Redemption Valuation Date. The Company or its affiliate must acknowledge to the broker or other person with whom the Holder holds this Note acceptance of the Redemption Notice in order for the redemption request to be effective;
•	Notwithstanding the foregoing, the Company may, at its option, waive the requirement that the Redemption Notice be delivered as set forth above, if confirmed by the Company that a written indication of an offer for early redemption has otherwise been accepted by the Company. Any such written indication that is delivered after 4:00 p.m., New York City time, on any Business Day, will be deemed to have been made on the following Business Day. For the avoidance of doubt, a Holder of an interest in this Note may choose to comply with the procedures set forth above in lieu of the procedures in this clause, irrespective of any waiver by the Company;
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•	Cause its broker or other person with whom the Holder holds this Note to cause its DTC custodian to book a delivery versus payment trade with respect to the principal amount of this Note offered for redemption on the applicable Early Redemption Valuation Date at a price equal to the applicable Early Redemption Amount, facing the Company; and

•	Cause its broker or other person with whom the Holder holds this Note to cause its DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time, on the applicable Early Redemption Date (the third Business Day following the Early Redemption Valuation Date).

Upon compliance with the foregoing procedures, the Company will be obliged to redeem the portion this Note so requested to be redeemed as set forth under “Payment Upon Early Redemption” below.

The Company will act as paying agent in connection with redemptions at the election of the Holder of this Note and upon such redemption the Company shall so advise the Trustee and deliver the principal amount of this Note that is so redeemed to the Trustee for cancellation.

CSI as the Calculation Agent shall have the right to reduce, in part or in whole, the Minimum Redemption Amount, and upon such reduction, notice thereof shall be given to the Trustee.

If the ETNs undergo a split or reverse split, the minimum number of the ETNs needed to exercise the Holder’s right to redeem will remain the same.

Any ETNs previously redeemed by the Company at the Holder’s option will be cancelled on the Early Redemption Date. The redeemed ETNs will no longer be outstanding.

Payment Upon Early Redemption

If this Note is redeemed, on the applicable Early Redemption Date, the Holder will receive a cash payment in an amount per $100.00 stated principal amount of this Note submitted for redemption (the “Early Redemption Amount”) equal to the greater of (A) zero and (B)(1) the Closing Indicative Value on the applicable Early Redemption Valuation Date minus (2) the Early Redemption Charge, if applicable, as determined by the Calculation Agent.

The “Early Redemption Date” is the third Business Day following an Early Redemption Valuation Date. If the applicable Early Redemption Valuation Date is postponed, as determined by the Calculation Agent, the Early Redemption Date will be postponed until the date three Business Days following such Early Redemption Valuation Date, as postponed. No interest or additional payment will accrue or be payable hereon as a result of any postponement of the Early Redemption Date.

The “Early Redemption Charge” is equal to the product of (i) up to 0.05% times (ii) the Closing Level of the Index on the Early Redemption Valuation Date times (iii) the Index Units as of the immediately preceding Trading Day.

Acceleration at the Option of the Company or Upon an Acceleration Event

The Company shall have the right to accelerate this Note in whole or in part on any Business Day occurring on or after the Inception Date (an “Optional Acceleration”). In addition, if an Acceleration Event occurs at any time with respect to the ETNs, all of the outstanding Notes will be subject to automatic acceleration (an “Automatic Acceleration”).

An “Acceleration Event” will occur if the Intraday Indicative Value on any Trading Day is equal to or less than 40% of the most recent Rebalanced Indicative Value.

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Upon an acceleration of all of the outstanding ETNs pursuant to an Optional Acceleration, the “Accelerated Redemption Amount” will be equal to the arithmetic average of the Closing Indicative Values of such ETNs during the Accelerated Valuation Period. If all of the outstanding ETNs are accelerated pursuant to an Automatic Acceleration, the Accelerated Redemption Amount will be determined by the Calculation Agent, in its sole discretion, acting in good faith and in a commercially reasonable manner, using the latest publicly available quotations for the intraday prices of the relevant Index Components that are available as soon as practicable following the occurrence of an Acceleration Event. The Calculation Agent will approximate the intraday Index Amount on the basis of such quotations and calculate a corresponding Intraday Indicative Value minus the Acceleration Fee, which shall be deemed to be the Accelerated Redemption Amount if the ETNs are accelerated pursuant to an Automatic Acceleration.

Upon an acceleration of less than all of the outstanding ETNs pursuant to an Optional Acceleration, the Accelerated Redemption Amount will be equal to the Closing Indicative Value on the applicable Valuation Date. If less than all of the ETNs are to be redeemed pursuant to an Optional Acceleration, the Trustee shall select, pro rata, by lot or in such manner as it deems appropriate and fair, the ETNs to be redeemed pursuant to such acceleration. The ETNs accelerated in part may be accelerated in multiples of 10,000 ETNs. The Company will provide at least five Business Days’ notice of any ETNs to be redeemed pursuant to an Optional Acceleration and, in the case of any ETNs selected for partial redemption, the stated principal amount thereof to be redeemed. All provisions relating to the acceleration of less than all of the outstanding ETNs relate to the portion of the stated principal amount of the ETNs which has been or is to be redeemed pursuant to these acceleration provisions.

In the case of an Optional Acceleration of all of the outstanding ETNs, the “Accelerated Valuation Period” shall be a period of five consecutive Trading Days specified in the Company’s notice of Optional Acceleration, the first Trading Day of which shall be at least two Business Days after the date on which the Company gives notice of such Optional Acceleration.

In the case of an Automatic Acceleration of all of the outstanding ETNs, the “Accelerated Valuation Date” will be the date of the Acceleration Event. In the case of an Optional Acceleration of less than all of the outstanding ETNs, the Accelerated Valuation Date will be the first Trading Day following the date of Company’s notice of acceleration.

The Accelerated Redemption Amount will be payable on the third Business Day following the Accelerated Valuation Date or the third Business Day following the last Trading Day in the Accelerated Valuation Period (such date the “Acceleration Date”), as the case may be.  The Company will give notice of any acceleration of this Note through customary channels used to deliver notices to holders of exchange traded notes.

If an Acceleration Event occurs, an “Acceleration Fee” equal to the product of (1) 0.05% times (2) the level of the Index used in determining the Index Amount on the Accelerated Valuation Date times (3) the Index Units as of the immediately preceding ETN Business Day will apply.

If the last scheduled Valuation Date in the Accelerated Valuation Period is postponed, as determined by the Calculation Agent, the Acceleration Date will be postponed until the date three Business Days following the last scheduled Valuation Date in the Accelerated Valuation Period, as postponed. No interest or additional payment will accrue or be payable hereon as a result of any postponement of the Acceleration Date.

The Company will give the Trustee a copy of the irrevocable call notice at the same time that it delivers such notice to the Holder of this Note.

Any ETNs accelerated following an Acceleration Event will be cancelled on the Acceleration Date. Consequently, as of such Acceleration Date, the ETNs will no longer be outstanding.

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Market Disruption Events

The Calculation Agent will be solely responsible for the determination and calculation of any adjustments to the Index and of any related determinations and calculations with respect to any event described below and its determinations and calculations will be conclusive absent manifest error.

In respect of the Index, a “Market Disruption Event” is:

(a)	the occurrence or existence of a suspension, absence or material limitation of trading of Index Components then constituting 20% or more of the level of the Index on the principal exchange on which the Index Components are traded for those securities for more than two hours of trading, or during the one-half hour period preceding the close of the principal trading session on the principal exchange on which the Index Components are traded;
(b)	a breakdown or failure in the price and trade reporting systems of the principal exchange on which the Index Components are traded for the Index as a result of which the reported trading prices for Index Components then constituting 20% or more of the level of the Index during the one-half hour preceding the close of the principal trading session on the principal exchange on which the Index Components are traded are materially inaccurate;
(c)	the occurrence or existence of a suspension, absence or material limitation of trading on the primary related exchange or market for trading in equity securities related to the Index, if available, during the one-half hour period preceding the close of the principal trading session for such related exchange or market; or
(d)	a decision to permanently discontinue trading in those related equity securities.

in each case, as determined by the Calculation Agent in its sole discretion; and in each case a determination by the Calculation Agent in its sole discretion that any event described above materially interfered with Company’s ability or the ability of any of its affiliates to effect transactions in the Index Components or any instrument related to the Index Components or to adjust or unwind all or a material portion of any hedge position in the Index with respect to the ETNs.

For the purpose of determining whether a Market Disruption Event with respect to the Index exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Index will be based on a comparison of (1) the portion of the level of the Index attributable to that security relative to (2) the overall level of the Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event in respect of the Index has occurred:

(a)	a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the principal exchange on which the Index Components are traded or the primary exchange or market for trading in equity securities related to the Index;
(b)	limitations pursuant to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by the NYSE, any other U.S. self-regulatory organization, the SEC or any other relevant authority of scope similar to NYSE Rule 80B) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading; and
(c)	a suspension of trading in equity securities related to the Index by the primary exchange or market for trading in such contracts, if available, by reason of:
•	a price change exceeding limits set by such exchange or market;
•	an imbalance of orders relating to such contracts; or
•	a disparity in bid and ask quotes relating to such contracts;
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will, in each such case, constitute a suspension, absence or material limitation of trading in equity securities related to the Index; and

(d)	a “suspension, absence or material limitation of trading” on the primary related exchange or market on which equity securities related to the Index are traded will not include any time when such exchange or market is itself closed for trading under ordinary circumstances;

in each case, as determined by the Calculation Agent in its sole discretion.

If the Calculation Agent determines that a Market Disruption Event exists in respect of the Index on a Valuation Date or Rebalance Date, then that Valuation Date or Rebalance Date will be postponed to the first succeeding Trading Day on which the Calculation Agent determines that no Market Disruption Event exists in respect of the Index, unless the Calculation Agent determines that a Market Disruption Event exists in respect of the Index on each of the five Trading Days immediately following the scheduled Valuation Date or Rebalance Date. In that case, (a) the fifth succeeding Trading Day following the scheduled Valuation Date or Rebalance Date will be deemed to be such Valuation Date for the Index, notwithstanding the Market Disruption Event in respect of the Index, and (b) the Calculation Agent will determine the closing level for the Index on that deemed Valuation Date or Rebalance Date in accordance with the formula for and method of calculating the Index last in effect prior to the commencement of the Market Disruption Event in respect of the Index using exchange-traded prices on the principal exchange on which the Index Components are traded (as determined by the Calculation Agent in its sole discretion) or, if trading in any component comprising the Index has been materially suspended or materially limited, the Calculation Agent’s good faith estimate of the prices that would have prevailed on the principal exchange on which the Index Components are traded (as determined by the Calculation Agent in its sole discretion) but for the suspension or limitation, as of the valuation time on that deemed Valuation Date or Rebalance Date, of each component comprising the Index.

If a Market Disruption Event exists in respect of the Index during the Accelerated Valuation Period or Final Valuation Period, (such disrupted date, the “Disrupted Valuation Date”), all of the Valuation Dates that are scheduled to occur on consecutive Trading Days following such Disrupted Valuation Date, if any, will be postponed by the corresponding number of days by which such Disrupted Valuation Date is postponed as a result of such Market Disruption Event.

If the Final Valuation Date, the Valuation Date corresponding to an Early Redemption Date or the last scheduled Valuation Date in the Accelerated Valuation Period is postponed, the Maturity Date, the corresponding Early Redemption Date or the Acceleration Date, as the case may be, will be postponed until the date three Business Days following such Final Valuation Date, Valuation Date corresponding to an Early Redemption Date or last scheduled Valuation Date in the Accelerated Valuation Period, as postponed.

“Index Components” means the equity securities comprising the Index from time to time.

Discontinuation or Modification of the Index

If Russell Investments (the “Index Sponsor”) discontinues publication of the Index and the Index Sponsor or anyone else publishes a substitute index that the Calculation Agent determines is comparable to the Index, then the Calculation Agent will permanently replace the original Index with that substitute index (the “Successor Index”) for all purposes under this Note, and all provisions described herein as applying to the Index will thereafter apply to the Successor Index instead. If the Calculation Agent replaces the original Index with a Successor Index, then the Calculation Agent will determine the Early Redemption Amount, Accelerated Redemption Amount or Maturity Redemption Amount (each, a “Redemption Amount”), as applicable, by reference to the Successor Index.

If the Calculation Agent determines that the publication of the Index is discontinued and there is no Successor Index, the Calculation Agent will determine the level of the Index, and thus the applicable Redemption Amount, by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

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If the Calculation Agent determines that the Index, the equity securities included in the Index or the method of calculating the Index is changed at any time in any respect, including whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a Successor Index, is due to events affecting the equity securities included in the Index or is due to any other reason and is not otherwise reflected in the level of the Index by the Index Sponsor pursuant to the methodology, then the Calculation Agent will be permitted (but not required) to make such adjustments in the Index or the method of its calculation as it believes are appropriate to ensure that the Closing Level of the Index used to determine the applicable Redemption Amount is equitable.

Calculation Agent

CSI will serve as the Calculation Agent. The Calculation Agent will, in its reasonable discretion, make all calculations and determinations regarding the value of this Note, including at maturity, upon early redemption or acceleration, Market Disruption Events, Business Days and Trading Days, the ETN Fees, the Closing Level of the Index on any ETN Business Day, the intraday level of the Index if not published by the Index Sponsor, the Maturity Date, any Early Redemption Dates, Rebalance Dates, the Acceleration Date, the amount payable in respect of this Note at maturity, upon early redemption or acceleration and any other calculations or determinations to be made by the Calculation Agent as specified herein. CSI will have the sole ability to make determinations with respect to reduction of the Minimum Redemption Amount, the occurrence of an Acceleration Event, calculation of default amounts and whether a Market Disruption Event has occurred, and will have the sole responsibility to calculate and disseminate the Closing Indicative Value and the Intraday Indicative Value and make determinations regarding a Trading Day. Absent manifest error, all determinations of the Calculation Agent will be final and binding on the Holder of this Note and the Company, without any liability on the part of the Calculation Agent. The Holder of this Note will not be entitled to any compensation from the Company for any loss suffered as a result of any of the above determinations by the Calculation Agent.

If the Calculation Agent ceases to perform its role, the Company will either, at the Company’s sole discretion, perform such role, appoint another party to do so or accelerate this Note.

The “ETN Fees” means collectively the Investor Fee, Exposure Fee and Rebalance Fee, and any applicable Early Redemption Charge and/or Acceleration Fee.

Default Amount on Acceleration

In case an Event of Default with respect to this Note shall have occurred and be continuing, the amount declared due and payable upon any acceleration of this Note will be determined by the Calculation Agent and will equal, for each $100.00 stated principal amount of this Note, the Closing Indicative Value determined by the Calculation Agent occurring on the Trading Day following the date on which this Note was declared due and payable.

Manner of Payment

This Note is payable in the manner, with the effect and subject to the conditions provided in the Indenture.

If a payment date is not a Business Day as defined in the Indenture at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period.

Amendments

The Indenture contains provisions which provide that the Company and the Trustee may amend or supplement the Indenture or the Securities without notice to or the consent of any Holder in order to (i) cure any ambiguity, defect or inconsistency in the Indenture, provided that such amendments or supplements shall not materially and adversely affect the interests of the Holders; (ii) comply with the requirements of the Indenture if the Company consolidates with, merges with or into, or sells, conveys, transfers, leases or otherwise disposes of all or

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substantially all of its property and assets, to any person; (iii) comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act; (iv) evidence and provide for the acceptance of appointment hereunder with respect to the Securities by a successor trustee; (v) establish the form or forms or terms of Securities of any series or of the coupons appertaining to such Securities as permitted by the Indenture; (vi) provide for uncertificated or unregistered Securities and to make all appropriate changes for such purpose; (vii) provide for a guarantee from a third party on outstanding Securities that are issued under the Indenture; or (viii) make any change that does not materially and adversely affect the rights of any Holder.

The Indenture provides that, without prior notice to any Holders, the Company and the Trustee may amend the Indenture and the Securities of any series with the written consent of the Holders of a majority in principal amount of the outstanding Securities of all series affected by such amendment (all such series voting as one class), and the Holders of a majority in principal amount of the outstanding Securities of all series affected thereby (all such series voting as one class) by written notice to the Trustee may waive future compliance by the Company with any provision of the Indenture or the Securities of such series; provided that, without the consent of each Holder of the Securities affected thereby, an amendment or waiver, including a waiver of past defaults, may not: (i) extend the stated maturity of the Principal of, or any sinking fund obligation or any installment of interest on, such Holder’s Security, or reduce the principal amount thereof or the rate of interest thereon (including any amount in respect of original issue discount), or adversely affect the rights of such Holder under any mandatory redemption or repurchase provision or any right of redemption or repurchase at the option of such Holder, or reduce the amount of the Principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, insolvency or similar proceeding, or change any place of payment where, or the currency in which, the principal amount or the interest thereon is payable, modify any right to convert or exchange such Holder’s Security for another security to the detriment of the Holder or impair the right to institute suit for the enforcement of any such payment on or after the due date therefor; (ii) reduce the percentage in principal amount of outstanding Securities the consent of whose Holders is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the Indenture or certain Defaults and their consequences provided for in the Indenture; (iii) waive a Default in the payment of the principal amount of or interest on any Security of such Holder; or (iv) modify any of the provisions of the Indenture governing supplemental indentures except to increase the required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Security affected thereby.

General

The Company, acting through the Branch, the Trustee and any agent of the Company or the Trustee may deem and treat the registered Holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon) for the purpose of receiving payment of, or on account of, any amount payable at maturity or upon repurchase, and, subject to the provisions hereof, for all other purposes, and neither the Company, acting through the Branch, nor the Trustee nor any agent of the Company or the Trustee shall be affected by any notice to the contrary.

No recourse under or upon any obligation, covenant or agreement contained in the Indenture or any indenture supplemental thereto or in this Note, or because of any indebtedness evidenced thereby or hereby, shall be had against any incorporator as such, or against any past, present or future stockholder, officer, director or employee, as such, of the Company or of any successor, either directly or through the Company or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

The Indenture provides that, subject to certain conditions, the Holders of at least a majority in principal amount (or, if any Securities are Original Issue Discount Securities, such portion of the principal amount as is then accelerable) of the outstanding Securities of all series affected (voting as a single class), by notice to the Trustee, may waive an existing Default or Event of Default with respect to the Securities of such series and its consequences, except a Default in the payment of Principal of or interest on any Security or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Security affected. Upon any such waiver, such Default shall cease to exist, and any Event of Default with respect to the

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Securities of such series arising therefrom shall be deemed to have been cured, for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto.

The Indenture provides that a series of Securities may include one or more tranches (each a “tranche”) of Securities, including Securities issued in a Periodic Offering. The Securities of different tranches may have one or more different terms but all the Securities within each such tranche shall have identical terms provided that Securities within a tranche may have different authentication dates, public offering prices, initial interest accrual dates, and initial interest payment dates, if applicable. Notwithstanding any other provision of the Indenture, subject to certain exceptions, with respect to sections of the Indenture concerning the execution, authentication and terms of the Securities, redemption of the Securities, Events of Default of the Securities, defeasance of the Securities and amendment of the Indenture, if any series of Securities includes more than one tranche, all provisions of such sections applicable to any series of Securities shall be deemed equally applicable to each tranche of any series of Securities in the same manner as though originally designated a series unless otherwise provided with respect to such series or tranche pursuant to a board resolution or a supplemental indenture establishing such series or tranche.

This Note is unsecured and ranks pari passu with all other unsecured and unsubordinated indebtedness of the Company.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, acting through the Branch, which is absolute and unconditional, to pay any amount payable at maturity or upon repurchase on this Note in the manner, at the place, at the time and in the coin or currency herein prescribed.

The laws of the State of New York (without regard to conflicts of laws principles thereof) shall govern this Note.

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FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

[PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE]
[PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE]
the within Note and all rights thereunder, hereby irrevocably constituting and appointing
__________________________________________________________ Attorney to transfer such Note on the books of the Company, with full power of substitution in the premises.
Dated:

Signature:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever.

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ANNEX A

FORM OF OFFER FOR REDEMPTION

[PART A: TO BE COMPLETED BY THE BENEFICIAL OWNER]

Dated:______________
[insert date]

Credit Suisse AG (“Credit Suisse”)
E-mail: list.etndesk@credit-suisse.com

Re:	Exchange Traded Notes due June 13, 2019 Linked to the Russell 1000® Growth Index Total Return (the “ETNs”)

Ladies and Gentlemen:

The undersigned beneficial owner hereby irrevocably offers to Credit Suisse the right to redeem the ETNs, as described in the Pricing Supplement dated June 10, 2014, in the amounts and on the date set forth below.

Name of beneficial owner:	_______________________________
[insert name of beneficial owner]

Number of ETNs offered for redemption (You must offer at least the applicable minimum redemption amount for redemption at one time for your offer to be valid. The minimum redemption amount will be equal to 10,000 ETNs. The trading day immediately succeeding the date you offered your ETNs for redemption will be the valuation date applicable to such redemption.):

[insert number of ETNs offered for redemption by Credit Suisse]

Applicable valuation date:	,	20
Applicable redemption date:	,	20
	[insert a date that is three business days following the applicable valuation date]

Contact Name:
[insert the name of a person or entity to be contacted with respect to this Offer for Redemption]

Telephone #:
[insert the telephone number at which the contact person or entity can be reached]

My ETNs are held in the following DTC Participant’s Account (the following information is available from the broker through which you hold your ETNs):

Name:

DTC Account Number (and any relevant sub-account):

Contact Name:

Telephone Number:

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Acknowledgement: In addition to any other requirements specified in the Pricing Supplement being satisfied, I acknowledge that the ETNs specified above will not be redeemed unless (i) this Offer for Redemption, as completed and signed by the DTC Participant through which my ETNs are held (the “DTC Participant”), is delivered to Credit Suisse, (ii) the DTC Participant has booked a “delivery versus payment” (“DVP”) trade on the applicable valuation date facing Credit Suisse, and (iii) the DTC Participant instructs DTC to deliver the DVP trade to Credit Suisse as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date.  I also acknowledge that if this Offer for Redemption is received after 4:00 p.m., New York City time, on a business day, I will be deemed to have made this Offer for Redemption on the following business day.

The undersigned acknowledges that Credit Suisse will not be responsible for any failure by the DTC Participant through which such undersigned’s ETNs are held to fulfill the requirements for redemption set forth above.

[Beneficial Owner]

PART B OF THIS NOTICE IS TO BE COMPLETED BY THE DTC PARTICIPANT IN WHOSE ACCOUNT THE ETNs ARE HELD AND DELIVERED TO CREDIT SUISSE BY 4:00 P.M., NEW YORK CITY TIME, ON THE BUSINESS DAY IMMEDIATELY PRECEDING THE APPLICABLE VALUATION DATE

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FORM OF BROKER’S CONFIRMATION OF REDEMPTION

[PART B: TO BE COMPLETED BY BROKER]

Dated: ________________
[insert date]

Credit Suisse AG (“Credit Suisse”)

Re:	Exchange Traded Notes due June 13, 2019 Linked to the Russell 1000® Growth Index Total Return (the “ETNs”)

Ladies and Gentlemen:

The undersigned holder of Exchange Traded Notes due June 13, 2019, linked to the Russell 1000® Growth Index Total Return, issued by Credit Suisse AG, acting through its Nassau Branch, CUSIP No. [ ] hereby irrevocably offers to Credit Suisse the right to redeem, on the Redemption Date of                                     , with respect to the number of the ETNs indicated below as described in the Pricing Supplement dated June 10, 2014 relating to the ETNs (the “Pricing Supplement”). Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

The undersigned certifies to you that it will (i) book a delivery versus payment trade on the valuation date with respect to the number of ETNs specified below at a price per ETN equal to the redemption value, facing Credit Suisse AG, DTC #355 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the redemption date.

Very truly yours,

[NAME OF DTC PARTICIPANT HOLDER]

Contact Name:

Title:

Telephone:

Fax:

E-mail:

Number of ETNs offered for redemption (You must offer at least the applicable minimum redemption amount for redemption at one time for your offer to be valid (10,000 ETNs)). The trading day immediately succeeding the date you offered your ETNs for redemption will be the valuation date applicable to such redemption.):

DTC # (and any relevant sub-account):

A-3